Exhibit 99.1

Multi-Color Corporation Announces Fiscal 2016 Core Earnings Per Share of $3.22

CINCINNATI, OHIO, May 27, 2016 – Multi-Color Corporation (NASDAQ: LABL) today announced fourth quarter and full year fiscal 2016 results.

“Fiscal 2016 consolidated significant prior year gains and the fourth quarter showed positive signs for fiscal 2017 with stronger organic growth and operational efficiencies to come from fiscal 2016 consolidations and full year contribution from fiscal 2016 acquisitions,” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation.

Q4 FY16 Highlights

•	Fourth quarter organic growth was 2% (4% growth year over year, excluding exited cut and stack beer labels).

•	Fourth quarter and fiscal 2016 gross margins were maintained at 21%, despite operational inefficiencies in both the third and fourth quarters (fourth quarter EPS impact $0.07).

•	Consolidation activities, which caused the majority of fiscal 2016 operational inefficiencies, were completed in the fourth quarter.

•	Fiscal 2016 SG&A peaked at 9% of revenues due to compliance costs, including an incremental $2.2 million in the fourth quarter, reducing EPS by $0.09.

•	Fourth quarter free cash flow at $22 million; fiscal 2016 cash flow conversion at 118% and free cash flow per share at $3.81.

•	Fiscal 2016 acquisitions (annual revenues circa $92 million) combined for first full quarter in the fourth quarter, contributing $0.11 to EPS.

Q1 FY17 Developments

•	Focus on organic growth and operational efficiencies

•	Centennial celebrations – 100 years 1916-2016

•	Fiscal 2017 acquisitions pipeline is healthy and geared toward the second half of the year.

•	LABL was included in the S&P SmallCap 600 Index from May 2, 2016.

Fiscal 2016 highlights:

•	Net revenues increased 7% to $870.8 million from $810.8 million in the prior year. Acquisitions occurring after the beginning of fiscal 2015 accounted for an 11% increase in revenues and organic revenues increased 1%. Foreign exchange rates, primarily driven by depreciation of the Australian dollar and the Euro, led to a 5% decrease in revenues year over year.

•	Gross profit increased $8.4 million or 5% compared to the prior year. Acquisitions occurring after the beginning of fiscal 2015 contributed $17.9 million to gross profit. Operating inefficiencies offset organic margin improvements, resulting in a $4.0 million reduction in gross margin. Unfavorable foreign exchange rates of $5.5 million resulted in a reduction in gross profit during the year. Core gross profit, excluding the impact of inventory purchase accounting charges, increased 5% or $8.9 million. Core gross margins were 20.9% of net revenues for fiscal 2016 compared to 21.4% for fiscal 2015.

•	Selling, general and administrative (SG&A) expenses increased $14.0 million or 21% compared to the prior year. Core SG&A increased $12.1 million or 18% compared to the prior year, including $11.7 million related to acquisitions occurring after the beginning of fiscal 2015 partially offset by a decrease of $3.2 million due to the favorable impact of foreign exchange rates. The remaining increase primarily relates to professional fees year over year, including an incremental $4.1 million for compliance costs. The majority of the compliance costs relate to strengthening our internal control environment and remediating material weaknesses. We expect to continue to incur these costs into the beginning of fiscal 2017. Core SG&A increased as a percentage of sales to 9.0% from 8.2% in the prior year. Non-core items related to acquisition and integration expenses in both periods and were $3.7 million in the current year compared to $1.8 million in the prior year.

•	Facility closure expenses were $5.2 million in the current year compared to $7.3 million in the prior year. These expenses relate to consolidation of facilities in certain locations into other existing facilities, including the consolidation of the manufacturing facilities in Norway, Michigan and Watertown, Wisconsin, Greensboro, North Carolina, and Sonoma, California into existing facilities. Additionally, the Company is consolidating its manufacturing facilities in Dublin, Ireland into a single location and the manufacturing facilities in Glasgow, Scotland into a single location and closed a sales office in Montreal, Canada. In the prior year, facility closure expenses related to Norway, Michigan and Watertown, Wisconsin and El Dorado Hills, California.

•	Operating income decreased $2.5 million or 3% compared to the prior year. Core operating income decreased 3% or $3.2 million to $103.9 million primarily due to operating inefficiencies in core markets, increased compliance costs and unfavorable foreign exchange. Non-core items in fiscal 2016 primarily relate to facility closure expenses of $5.2 million, acquisition and integration expenses of $3.7 million, and inventory purchase accounting charges of $0.6 million. Acquisitions occurring after the beginning of fiscal 2015 contributed $6.2 million to operating income.

•	Interest expense decreased $0.6 million or 2% compared to the prior year, including the write-off of $2.0 million of deferred financing fees in fiscal 2015 as a result of debt refinancing. Core interest expense increased $1.4 million or 6% compared to the prior year primarily due to an increase in debt borrowings to finance acquisitions. The Company had $514.3 million of debt at March 31, 2016 compared to $458.5 million at March 31, 2015.

•	Other expense was $1.9 million in fiscal 2016 compared to income of $0.3 million in the prior year primarily related to unfavorable foreign exchange resulting from re-measurement of equipment and other payables from certain currencies into functional currencies in Latin America.

•	The effective tax rate decreased to 28% in fiscal 2016 from 35% in the prior year. The effective tax rate on core net income decreased to 28% in fiscal 2016 from 35% in the prior year primarily due to the mix of income in some of our foreign jurisdictions, the impact of tax rate changes in certain foreign jurisdictions enacted during the period and other discrete items recognized during the current year that reduced tax expense. The Company expects its annual effective tax rate to be approximately 32% in fiscal 2017.

•	Diluted earnings per share (EPS) increased 4% to $2.82 per diluted share from $2.71 in the prior year. Excluding the impact of the non-core items noted below, core EPS increased 1% to $3.22 per diluted share from $3.20 per diluted share in the prior year.

•	Net income increased 4% to $47.7 million from $45.7 million in the prior year. Core net income increased 1% to $54.5 million from $54.0 million in the prior year.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for fiscal 2016 and fiscal 2015. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, interest expense, income before income taxes and effective tax rate between reported GAAP and Non-GAAP results. The sum of the earnings per share amounts may not equal the totals due to rounding.

	Year Ended
	03/31/16 (in 000’s)	Diluted EPS	03/31/15 (in 000’s)	Diluted EPS
Net income attributable to MCC and diluted EPS, as reported	$47,739	$2.82	$45,716	$2.71
Acquisition and integration expenses, net of tax	3,649	0.22	1,497	0.09
Facility closure expenses, net of tax	3,708	0.22	4,533	0.27
Inventory purchase accounting charges, net	488	0.03	67	*
Goodwill impairment loss, net of tax	—	—	951	0.06
Deferred loan fee write off, net of tax	—	—	1,225	0.07
Release of non-realizable foreign deferred accounts	(1,079)	(0.06)	—	—

Core net income and diluted EPS, (Non-GAAP)	$54,505	$3.22	$53,989	$3.20

*	Diluted EPS is less than $0.01

Fourth Quarter highlights:

•	Net revenues increased 11% to $227.1 million from $205.5 million compared to the prior year quarter. Acquisitions occurring after the beginning of the fourth quarter of fiscal 2015 generated a 12% increase or $24.8 million and organic revenues increased 2%. Foreign exchange rates, primarily driven by depreciation of the Mexican Peso and the Australian dollar, led to a 3% decrease in revenues quarter over quarter.

•	Gross profit increased $3.9 million or 9% compared to the prior year quarter. Acquisitions occurring after the beginning of the fourth quarter of fiscal 2015 contributed $6.1 million to gross profit. Core gross profit, excluding the impact of inventory purchase accounting charges, increased 10% or $4.3 million. Operating inefficiencies of $1.9 million offset organic margin improvements, resulting in a $1.4 million reduction in gross margin. Unfavorable foreign exchange rates of $0.8 million resulted in a reduction in gross profit in the quarter. Core gross margins were 21.4% of net revenues for the current year quarter compared to 21.5% in the prior year quarter.

•	SG&A expenses increased $3.2 million or 17% compared to the prior year quarter. Acquisitions occurring after the beginning of the fourth quarter of fiscal 2015 contributed $3.0 million to the increase. Non-core items included in SG&A expenses in the three months ended March 31, 2016 and 2015 consisted of acquisition & integration expenses of $0.5 million and $1.0 million, respectively. The remaining increase primarily relates to professional fees quarter over quarter, including an incremental $2.2 million for compliance costs. The majority of the compliance costs relate to strengthening our internal control environment and remediating material weaknesses. Core SG&A, as a percentage of sales, was 9.7% for the current year quarter compared to 9% in the prior year quarter.

•	During the three months ended March 31, 2016, facility closure expenses were $2.7 million related primarily to the closure of the Company’s manufacturing facilities in Norway, Michigan, Watertown, Wisconsin, Greensboro, North Carolina, and Sonoma, California, and consolidation of plants in Glasgow, Scotland, and Dublin, Ireland.

•	Operating income decreased by $1.9 million to $22.7 million in the current quarter. Core operating income increased 2% to $26.5 million from $25.9 million in the prior year quarter. Non-core items in the current quarter relate to acquisition & integration expenses, facility closure expenses, and inventory purchase accounting charges. Non-core items in the prior year quarter relate to acquisition & integration expenses, facility closure expenses, and inventory purchase accounting charges. Acquisitions occurring after the beginning of the fourth quarter of fiscal 2015 contributed $3.0 million to the increase.

•	Other expense was $1.8 million in the current quarter compared to income of $0.1 million in the prior year quarter primarily related to unfavorable foreign exchange resulting from re-measurement of equipment and other payables from certain currencies into functional currencies in Latin America and Southeast Asia.

•	The effective tax rate was 42% in the current quarter compared to 36% in the prior year quarter primarily due to the mix of income in some of our foreign jurisdictions, the impact of tax rate changes in certain foreign jurisdictions enacted during the period and other discrete items recognized during the current year that impacted tax expense. The effective tax rate on core net income was 34% in the current quarter compared to 35% in the prior year quarter.

•	Diluted EPS decreased to $0.49 per diluted share in the current quarter from $0.69 per diluted share in the prior year quarter. Excluding the impact of the non-core items noted above, core EPS decreased 5% to $0.70 per diluted share from $0.74 per diluted share in the prior year quarter. Net income decreased to $8.3 million from $11.6 million in the prior year quarter. Core net income decreased 6% to $11.9 million from $12.6 million in the prior year quarter.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended March 31, 2016 and 2015. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, interest expense, income before income taxes, and effective tax rate between reported GAAP and Non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Three Months Ended
	03/31/16 (in 000’s)	Diluted EPS	03/31/15 (in 000’s)	Diluted EPS
Net income attributable to MCC and diluted EPS, as reported	$8,287	$0.49	$11,611	$0.69
Acquisition and integration expenses, net of tax	535	0.03	844	0.05
Facility closure expenses, net of tax	2,026	0.12	77	*
Inventory purchase accounting charges, net of tax	407	0.02	67	*
Deferred loan fee write off, net	—	—	(33)	*
Release of non-realizable foreign deferred accounts	612	0.04	—	—

Core net income and diluted EPS, (Non-GAAP)	$11,867	$0.70	$12,566	$0.74

*	Diluted EPS is less than $0.01

Fourth Quarter and Fiscal Year 2016 Earnings Conference Call and Webcast

The Company will hold a conference call on May 27, 2016 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 888-713-4217 (participant code 12566961) or for international access, please call 617-213-4869 (participant code 12566961) by 9:45 a.m. (ET). A replay of the conference call will be available at 2:00 p.m. (ET) on May 27, 2016 through 11:59 p.m. (ET) on June 3, 2016 by calling 888-286-8010 (participant code 83601018) or internationally, by calling 617-801-6888 (participant code 83601018). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at: https://www.theconferencingservice.com/prereg/key.process?key=PP7T67FQW. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Such forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments; acceptance of new product offerings, services and technologies; new developments in packaging; ability to effectively manage our growth and execute our long-term strategy; ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; the risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; ability to market new products; our ability to maintain an effective system of internal control; our ability to detect and remediate our material weaknesses in our internal control over financial reporting; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings availability, terms and developments of capital and credit; dependence on key personnel; quality of management; ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-

looking statements, whether as a result of new information, future events or otherwise. In addition to the factors described in this paragraph, Part I, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2015 contains a list and description of uncertainties, risks and other matters that may affect the Company.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Southeast Asia, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 5,000 associates across 45 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015

Net revenues	$227,093	$205,465	$870,825	$810,772
Cost of revenues	179,043	161,280	689,199	637,498

Gross profit	48,050	44,185	181,626	173,274
Gross margin	21.2%	21.5%	20.9%	21.4%
Selling, general and administrative expenses	22,647	19,398	81,998	68,012

Facility closure expenses	2,685	125	5,200	7,399

Goodwill impairment	—	—	—	951

Operating income	22,718	24,662	94,428	96,912

Interest expense	6,641	6,558	25,751	26,386
Other (income) expense, net	1,752	(82)	1,867	(346)

Income before income taxes	14,325	18,186	66,810	70,872
Income tax expense	6,041	6,575	18,981	25,156

Net income	$8,284	$11,611	$47,829	$45,716

Less: Net income attributable to non-controlling interests	(3)	—	90	—

Net income attributable to Multi-Color Corporation	$8,287	$11,611	$47,739	$45,716

Basic shares outstanding	16,781	16,613	16,750	16,623
Diluted shares outstanding	16,934	16,878	16,952	16,877

Basic earnings per share	$0.49	$0.70	$2.85	$2.75
Diluted earnings per share	$0.49	$0.69	$2.82	$2.71

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands, except per share data)

Unaudited

	March 31, 2016	March 31, 2015

Current Assets	$250,190	$207,972
Total Assets	$1,078,066	$927,371
Current Liabilities	$137,425	$108,021
Total Liabilities	$735,434	$637,898
Stockholders’ Equity	$342,632	$289,473
Total Debt	$514,279	$458,530

Exhibit A

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s Non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A expenses, core operating income, core EBITDA, core net income, core diluted EPS, core interest expense, core income before income taxes, and core effective tax rate. These Non-GAAP financial measurements are adjusted to exclude the following non-core items: facility closure expenses, acquisition & integration expenses, purchase accounting charges related to acquisitions, goodwill impairment charges, write off of deferred loan fees, and release of certain tax positions. These Non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A expenses, operating income, EBITDA, net income, diluted EPS, interest expense, income before income taxes and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a Non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these Non-GAAP financial measures assist investors in making a consistent comparison of these measures for its three months and fiscal years ended March 31, 2016 compared to the results of the prior periods. In addition, management uses these Non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The Non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to gross profit, SG&A expenses, operating income, EBITDA, interest expense, income before income taxes, and effective tax rate, between reported GAAP and Non-GAAP results for the three months and fiscal years ended March 31, 2016 and 2015:

Core Gross Profit:

	Three Months Ended		Year Ended
	03/31/16	03/31/15	03/31/16	03/31/15
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Gross profit, as reported	$48,050	$44,185	$181,626	$173,274
Inventory purchase accounting charges	512	78	632	78

Core gross profit, (Non-GAAP)	$48,562	$44,263	$182,258	$173,352

Core gross profit, (Non-GAAP) as a % of net revenues	21.4%	21.5%	20.9%	21.4%

Core SG&A Expenses:

	Three Months Ended		Year Ended
	03/31/16	03/31/15	03/31/16	03/31/15
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
SG&A expenses, as reported	$22,647	$19,398	$81,998	$68,012
Acquisition & integration expenses	(535)	(999)	(3,683)	(1,787)

Core SG&A expenses, (Non-GAAP)	$22,112	$18,399	$78,315	$66,225

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	9.7%	9.0%	9.0%	8.2%

Core Operating Income and Core EBITDA:

	Three Months Ended		Year Ended
	03/31/16	03/31/15	03/31/16	03/31/15
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Operating income, as reported	$22,718	$24,662	$94,428	$96,912
Acquisition & integration expenses	535	999	3,683	1,787
Inventory purchase accounting charges	512	78	632	78
Goodwill impairment	—	—	—	951
Facility closure expenses	2,685	125	5,200	7,399

Core operating income, (Non-GAAP)	$26,450	$25,864	$103,943	$107,127

Core operating income, as a % of net revenues, (Non-GAAP)	11.6%	12.6%	11.9%	13.2%

Depreciation	$7,651	$7,481	$31,295	$29,828
Amortization	3,545	2,888	13,178	11,541

Core EBITDA, (Non-GAAP)	$37,646	$36,233	$148,416	$148,496

% of net revenues	16.6%	17.6%	17.0%	18.3%

Core Interest Expense:

	Three Months Ended		Year Ended
	03/31/16	03/31/15	03/31/16	03/31/15
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Interest expense, as reported	$6,641	$6,558	$25,751	$26,386
Loss on write-off of deferred financing fees	—	54	—	(2,001)

Core interest expense, (Non-GAAP)	$6,641	$6,612	$25,751	$24,385

Core Effective Tax Rate:

	Three Months Ended		Year Ended
	03/31/16	03/31/15	03/31/16	03/31/15
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income before income taxes, as reported	$14,325	$18,186	$66,810	$70,872
Non-core items	3,732	1,148	9,515	12,216

Core income before income taxes, (Non-GAAP)	$18,057	$19,334	$76,325	$83,088

	Three Months Ended		Year Ended
	03/31/16	03/31/15	03/31/16	03/31/15
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income tax expense, as reported	$6,041	$6,575	$18,981	$25,156
Release of non-realizable foreign deferred accounts	(612)	—	1,079	—
All other non-core items	764	193	1,670	3,943

Core income tax expense, (Non-GAAP)	$6,193	$6,768	$21,730	$29,099

Effective tax rate	42%	36%	28%	35%
Core effective tax rate (Non-GAAP)	34%	35%	28%	35%

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311